Exhibit 3.1(i)

Business Number E32388472023 - 1 Filed in the Office of Secretary of State State Of Nevada Filing Number 20254769870 Filed On 3/27/2025 9:06:00 AM Number of Pages 3

Docusign Envelope ID : A510B514 - CE3E - 49AF - 803C - C9585E09F 722 BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T c Profit Corporation: Certificate of Amendment (PuRsuANT TO NRs 78 . 380 & 78.385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 78.403) Officer's Statement (PuRsuANT TO NRs 8o.D3o Date : L - _ _j Time : - --------- _j (must not be later than 90 days after the certificate is filed) . Effective Date and ime: (Optional) Changes to takes the following effect: O The entity name has been amended. 0 The registered agent has been changed . (attach Certificate of Acceptance from new registered agent) Ƒ The purpose of the entity has been amended. [8J The authorized shares have been amended. O The directors , managers or general partners have been amended . 0 IRS tax language has been added . 0 Articles have been added. O Articles have been deleted . 0 Other . The articles have been amended as follows: (provide article numbers, if available) Article IV, Section 1 is amended and restated as set forth on Exhibit A. (attach additional page(s) if necessary) 5. Information Being Changed: (Domestic orporations only) 6. Signature: (Required) Chief Financial Officer 7..!!718986665F4D1 .. . . Title 1gnature ot Officer or Authorized Signer x _ Signature of Officer or Authorized Signer Title * If any proposed amendment would alter or change any preference or any relat iv e or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2 of 2 Revised: 1/1/2019

Docusign Envelope ID : A510B514 - CE3E - 49AF - 803C - C9585E09F722 EXHIBIT A ARTICLE IV Section 1 . Authorized Capital Stock . The Company is authorized to issue two classes of capital stock, designated as Common Stock and Preferred Stock (each as defined below) . The total number of shares of capital stock that the Company is authorized to issue is 880 , 000 , 000 shares, consisting of 800 , 000 , 000 shares of common stock, par value $ 0 . 0001 per share ("Common Stock"), and 80 , 000 , 000 shares of "blank check" preferred stock, par value $ 0 . 0001 per share ("Preferred Stock") . Subject to (i) any rights of the holders of any series of Preferred Stock pursuant to a certificate of designation currently in effect establishing such series of Preferred Stock in accordance with the ACT (a "Certificate of Designation") and (ii) any provision of the ACT requiring otherwise , the number of authorized shares of any of the Common Stock or Preferred Stock (or series thereof) may be increased or decreased (but not below the applicable number of shares thereof then outstanding) by the vote required by the holders of such shares of such Common Stock or Preferred Stock pursuant to the Company's bylaws (as may be further amended, restated , modified or supplemented from time to time, the "Bylaws") .